Exhibit 99.1
Caterpillar Inc.
1Q 2020 Earnings Release

April 28, 2020

FOR IMMEDIATE RELEASE

Caterpillar Reports First-Quarter 2020 Results

	First Quarter
($ in billions except profit per share)	2020	2019	●	First-quarter sales and revenues decreased 21%; profit per share declined 39%
Sales and Revenues	$10.6	$13.5	●	Company bolsters liquidity, improves strong financial position
Profit Per Share	$1.98	$3.25	●	Returned about $1.6 billion to shareholders
DEERFIELD, Ill. – Caterpillar Inc. (NYSE: CAT) today announced first-quarter 2020 sales and revenues of $10.6 billion, a 21% decrease compared with $13.5 billion in the first quarter of 2019. The decline was due to lower sales volume driven by lower end-user demand and the impact from changes in dealer inventories. Dealers increased machine and engine inventories about $100 million during the first quarter of 2020, compared with about $1.3 billion during the first quarter of 2019.
First-quarter 2020 profit per share was $1.98, compared with $3.25 profit per share in the first quarter of 2019. Profit per share in the first quarter of 2020 included a pre-tax remeasurement gain of $254 million, or $0.38 per share, resulting from the settlement of a non-U.S. pension obligation. Profit per share in the first quarter of 2019 included a discrete tax benefit related to U.S. tax reform of $178 million, or $0.31 per share. The first quarter of 2020 also benefited from the lack of short-term incentive compensation expense partially offset by the higher estimated annual tax rate of 31% excluding discrete items.
Operating profit margin was 13.2% for the first quarter of 2020, compared with 16.4% for the first quarter of 2019.
During the first quarter of 2020, enterprise operating cash flow was $1.130 billion. Caterpillar has taken actions to improve its strong financial position by increasing sources of liquidity. On a consolidated basis, Caterpillar ended the first quarter with $7.1 billion of cash and available global credit facilities of $10.5 billion. In April, Caterpillar raised $2.0 billion of incremental cash by issuing new 10- and 30-year bonds and arranged $8.0 billion of additional back-up facilities to supplement the company’s liquidity position.
Response to COVID-19 and Global Business Conditions
“We remain committed to the safety, health and well-being of our employees around the world, and I am proud of our employees and dealers for their dedication to our customers, their communities and each other,” said Caterpillar Chairman and CEO Jim Umpleby. “Our employees deliver products and services that enable our customers to provide critical infrastructure essential to support society during the COVID-19 pandemic.”

(more)

Operational Impacts
Caterpillar has implemented safeguards in its facilities to protect team members, including increased frequency of cleaning and disinfecting facilities, social distancing practices and other measures consistent with specific regulatory requirements and guidance from health authorities.
Many governments classified Caterpillar’s operations as an essential activity for support of critical infrastructure. Caterpillar has suspended operations temporarily at certain facilities during the last several weeks due to supply chain issues, weak customer demand or government regulations. As of mid-April 2020, globally and across the three primary segments, approximately 75% of the company’s primary production facilities continue to operate. Some facilities that were temporarily closed have reopened. The company will continue to monitor the situation and may suspend operations temporarily at additional facilities if warranted by business conditions.
The company has taken actions to reduce costs, including reducing discretionary expenses and suspending 2020 base salary increases and short-term incentive compensation plans for many employees and all senior executives. Caterpillar is prioritizing spending to allow continued investment in services and expanded offerings, key elements of its strategy for profitable growth introduced in 2017.
Outlook
Caterpillar’s financial results for the remainder of 2020 will be impacted by continued global economic uncertainty due to the COVID-19 pandemic. As such, Caterpillar withdrew its earnings guidance on March 26 and is not providing a financial outlook for 2020 at this time.
“We have taken decisive actions to enhance our strong financial position, while continuing to execute our strategy for profitable growth,” said Umpleby. “Caterpillar has faced and overcome many challenges in our 95-year history. Our goal is to emerge from the pandemic an even stronger company.”

(more)

CONSOLIDATED RESULTS
Consolidated Sales and Revenues
The chart above graphically illustrates reasons for the change in consolidated sales and revenues between the first quarter of 2019 (at left) and the first quarter of 2020 (at right). Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.
Total sales and revenues for the first quarter of 2020 were $10.635 billion, a decrease of $2.831 billion, or 21%, compared with $13.466 billion in the first quarter of 2019. The decline was due to lower sales volume driven by lower end-user demand and the impact from changes in dealer inventories. Dealers increased machine and engine inventories about $100 million during the first quarter of 2020, compared with about $1.3 billion during the first quarter of 2019. The changes in dealer inventories came primarily in Construction Industries, driven by North America, and in Resource Industries.
Sales were lower across all regions and in the three primary segments.

Sales and Revenues by Segment
(Millions of dollars)	First Quarter 2019	Sales Volume	Price Realization	Currency	Inter-Segment / Other	First Quarter 2020	$ Change	% Change

Construction Industries	$5,873	$(1,418)	$(63)	$(59)	$(27)	$4,306	$(1,567)	(27%)
Resource Industries	2,752	(607)	(21)	(40)	—	2,084	(668)	(24%)
Energy & Transportation	5,210	(599)	21	(37)	(246)	4,349	(861)	(17%)
All Other Segment	121	(9)	—	—	(3)	109	(12)	(10%)
Corporate Items and Eliminations	(1,232)	22	1	(1)	276	(934)	298
Machinery, Energy & Transportation	12,724	(2,611)	(62)	(137)	—	9,914	(2,810)	(22%)

Financial Products Segment	850	—	—	—	(36)	814	(36)	(4%)
Corporate Items and Eliminations	(108)	—	—	—	15	(93)	15
Financial Products Revenues	742	—	—	—	(21)	721	(21)	(3%)

Consolidated Sales and Revenues	$13,466	$(2,611)	$(62)	$(137)	$(21)	$10,635	$(2,831)	(21%)

(more)

Sales and Revenues by Geographic Region
	North America		Latin America		EAME		Asia/Pacific		External Sales and Revenues		Inter-Segment		Total Sales and Revenues
(Millions of dollars)	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg
First Quarter 2020
Construction Industries	$2,085	(30%)	$265	(17%)	$889	(12%)	$1,073	(31%)	$4,312	(26%)	$(6)	(129%)	$4,306	(27%)
Resource Industries	696	(27%)	320	(24%)	395	(16%)	568	(29%)	1,979	(25%)	105	—%	2,084	(24%)
Energy & Transportation	1,738	(19%)	249	(25%)	1,053	2%	578	(19%)	3,618	(15%)	731	(25%)	4,349	(17%)
All Other Segment	5	(38%)	2	—%	11	—%	10	(44%)	28	(24%)	81	(4%)	109	(10%)
Corporate Items and Eliminations	(15)		(2)		(4)		(2)		(23)		(911)		(934)
Machinery, Energy & Transportation	4,509	(25%)	834	(22%)	2,344	(7%)	2,227	(28%)	9,914	(22%)	—	—%	9,914	(22%)

Financial Products Segment	525	(6%)	70	—%	102	—%	117	(3%)	814	(4%)	—	—%	814	(4%)
Corporate Items and Eliminations	(54)		(12)		(9)		(18)		(93)		—		(93)
Financial Products Revenues	471	(4%)	58	(2%)	93	—%	99	(2%)	721	(3%)	—	—%	721	(3%)

Consolidated Sales and Revenues	$4,980	(24%)	$892	(21%)	$2,437	(7%)	$2,326	(27%)	$10,635	(21%)	$—	—%	$10,635	(21%)

First Quarter 2019
Construction Industries	$2,965		$319		$1,006		$1,562		$5,852		$21		$5,873
Resource Industries	951		423		468		805		2,647		105		2,752
Energy & Transportation	2,151		332		1,032		718		4,233		977		5,210
All Other Segment	8		—		11		18		37		84		121
Corporate Items and Eliminations	(41)		1		(3)		(2)		(45)		(1,187)		(1,232)
Machinery, Energy & Transportation	6,034		1,075		2,514		3,101		12,724		—		12,724

Financial Products Segment	558		70		102		120		850		—		850
Corporate Items and Eliminations	(69)		(11)		(9)		(19)		(108)		—		(108)
Financial Products Revenues	489		59		93		101		742		—		742

Consolidated Sales and Revenues	$6,523		$1,134		$2,607		$3,202		$13,466		$—		$13,466

(more)

Consolidated Operating Profit
The chart above graphically illustrates reasons for the change in consolidated operating profit between the first quarter of 2019 (at left) and the first quarter of 2020 (at right). Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees. The bar titled Other includes consolidating adjustments and Machinery, Energy & Transportation’s other operating (income) expenses.
Operating profit for the first quarter of 2020 was $1.404 billion, a decrease of $803 million, or 36%, compared with $2.207 billion in the first quarter of 2019. The decrease was mostly due to lower sales volume and unfavorable currency impacts related to the Australian dollar, partially offset by lower selling, general and administrative (SG&A) and research and development (R&D) expenses as well as favorable manufacturing costs.
Lower SG&A/R&D expenses reflected reduced short-term incentive compensation expense, a favorable change in fair value adjustments related to deferred compensation plans and other cost-reduction actions implemented in response to lower sales volumes.
Favorable manufacturing costs were primarily driven by lower period manufacturing and material costs, partially offset by higher warranty expense. Period manufacturing costs declined mostly due to a reduction in short-term incentive compensation expense and other cost-reduction actions implemented in response to lower sales volumes.

Profit by Segment
(Millions of dollars)	First Quarter 2020	First Quarter 2019	$ Change	% Change
Construction Industries	$640	$1,085	$(445)	(41%)
Resource Industries	304	576	(272)	(47%)
Energy & Transportation	602	838	(236)	(28%)
All Other Segment	7	25	(18)	(72%)
Corporate Items and Eliminations	(212)	(375)	163
Machinery, Energy & Transportation	1,341	2,149	(808)	(38%)

Financial Products Segment	105	211	(106)	(50%)
Corporate Items and Eliminations	47	(46)	93
Financial Products	152	165	(13)	(8%)

Consolidating Adjustments	(89)	(107)	18

Consolidated Operating Profit	$1,404	$2,207	$(803)	(36%)

(more)

Other Profit/Loss and Tax Items

•
Other income (expense) in the first quarter of 2020 was income of $222 million, compared with income of $160 million in the first quarter of 2019. The change was primarily due to a $254 million remeasurement gain resulting from the settlement of a non-U.S. pension obligation, partially offset by unfavorable impacts from equity securities at Insurance Services and foreign currency exchange gains (losses) primarily due to the Australian dollar and Brazilian real. The unfavorable impact of equity securities was due to unrealized losses in the first quarter of 2020, compared with unrealized gains in the first quarter of 2019. The company experienced foreign currency exchange net losses in the first quarter of 2020, compared with net gains in the first quarter of 2019.

•
The provision for income taxes for the first quarter of 2020 reflected a higher estimated annual tax rate of 31% compared with 26% for the first quarter of 2019, excluding the discrete items discussed below. The increase in the estimated annual tax rate is primarily related to changes in the expected geographic mix of profits from a tax perspective for 2020, including the impact of U.S. tax on non-U.S. earnings as a result of U.S. tax reform.

In the first quarter of 2020, a $43 million tax charge was recorded related to the $254 million remeasurement gain resulting from the settlement of a non-U.S. pension obligation. In the first quarter of 2019, a discrete tax benefit of $201 million was recorded.

(more)

CONSTRUCTION INDUSTRIES
(Millions of dollars)
Segment Sales
	First Quarter 2019	Sales Volume		Price Realization	Currency	Inter-Segment	First Quarter 2020	$ Change	% Change
Total Sales	$5,873	$(1,418)		$(63)	$(59)	$(27)	$4,306	$(1,567)	(27%)

Sales by Geographic Region
	First Quarter 2020	First Quarter 2019		$ Change	% Change
North America	$2,085	$2,965		$(880)	(30%)
Latin America	265	319		(54)	(17%)
EAME	889	1,006		(117)	(12%)
Asia/Pacific	1,073	1,562		(489)	(31%)
External Sales	4,312	5,852		(1,540)	(26%)
Inter-segment	(6)	21		(27)	(129%)
Total Sales	$4,306	$5,873		$(1,567)	(27%)

Segment Profit
	First Quarter 2020	First Quarter 2019		Change	% Change
Segment Profit	$640	$1,085		$(445)	(41%)
Segment Profit Margin	14.9%	18.5%	(3.6	pts)

Construction Industries’ total sales were $4.306 billion in the first quarter of 2020, a decrease of $1.567 billion, or 27%, compared with $5.873 billion in the first quarter of 2019. The decrease was due to lower sales volume, driven by lower end-user demand and the impact from changes in dealer inventories. Dealers increased inventories significantly more during the first quarter of 2019 than in the first quarter of 2020.

▪
In North America, sales decreased due to lower demand driven by the impact from changes in dealer inventories and lower end-user demand. Dealers increased inventories more during the first quarter of 2019 than in the first quarter of 2020. The lower end-user demand was driven primarily by non-residential and pipeline construction.

▪
Sales declined in Latin America primarily due to the impact from changes in dealer inventories and unfavorable currency impacts from a weaker Brazilian real. Dealers decreased inventories more during the first quarter of 2020 than in the first quarter of 2019.

▪	In EAME, the sales decrease was primarily due to lower end-user demand across most of the region and unfavorable currency impacts from a weaker euro.

▪
Sales declined in Asia/Pacific due to lower end-user demand across most of the region, primarily in China. Decreases in China reflected lower end-user demand mostly due to COVID-19 pandemic-related impacts.

Construction Industries’ profit was $640 million in the first quarter of 2020, a decrease of $445 million, or 41%, compared with $1.085 billion in the first quarter of 2019. The decrease was mainly due to lower sales volume, partially offset by lower manufacturing costs. Favorable manufacturing costs were primarily due to lower period manufacturing and material costs, partially offset by higher warranty expense. Lower period manufacturing costs reflected a reduction in short-term incentive compensation expense and targeted cost-reduction actions implemented in response to lower sales volumes.

(more)

RESOURCE INDUSTRIES
(Millions of dollars)
Segment Sales
	First Quarter 2019	Sales Volume	Price Realization		Currency	Inter-Segment	First Quarter 2020	$ Change	% Change
Total Sales	$2,752	$(607)	$(21)		$(40)	$—	$2,084	$(668)	(24%)

Sales by Geographic Region
	First Quarter 2020	First Quarter 2019	$ Change		% Change
North America	$696	$951	$(255)		(27%)
Latin America	320	423	(103)		(24%)
EAME	395	468	(73)		(16%)
Asia/Pacific	568	805	(237)		(29%)
External Sales	1,979	2,647	(668)		(25%)
Inter-segment	105	105	—		—%
Total Sales	$2,084	$2,752	$(668)		(24%)

Segment Profit
	First Quarter 2020	First Quarter 2019	Change		% Change
Segment Profit	$304	$576	$(272)		(47%)
Segment Profit Margin	14.6%	20.9%	(6.3	pts)

Resource Industries’ total sales were $2.084 billion in the first quarter of 2020, a decrease of $668 million, or 24%, compared with $2.752 billion in the first quarter of 2019. The decrease was due to lower sales volume, driven by changes in dealer inventories and lower end-user demand. Dealers increased inventories during the first quarter of 2019, compared with a decrease during the first quarter of 2020. Mining equipment sales were lower due to weakness in certain commodities. In addition, demand decreased for equipment supporting non-residential construction and quarry and aggregates.
Resource Industries’ profit was $304 million in the first quarter of 2020, a decrease of $272 million, or 47%, compared with $576 million in the first quarter of 2019. The decrease was mainly due to lower sales volume. Manufacturing costs were about flat as the unfavorable impact of cost absorption and higher warranty expense were more than offset by lower period manufacturing costs, freight expense and material costs. Cost absorption was unfavorable as inventory increased more in the first quarter of 2019 than in the first quarter of 2020. Lower period manufacturing costs were primarily due to lower short-term incentive compensation expense and the favorable impact of restructuring and other cost-reduction actions.

(more)

ENERGY & TRANSPORTATION
(Millions of dollars)
Segment Sales
	First Quarter 2019	Sales Volume		Price Realization	Currency	Inter-Segment	First Quarter 2020	$ Change	% Change
Total Sales	$5,210	$(599)		$21	$(37)	$(246)	$4,349	$(861)	(17%)

Sales by Application
	First Quarter 2020	First Quarter 2019		$ Change	% Change
Oil and Gas	$861	$1,131		$(270)	(24%)
Power Generation	854	1,036		(182)	(18%)
Industrial	801	904		(103)	(11%)
Transportation	1,102	1,162		(60)	(5%)
External Sales	3,618	4,233		(615)	(15%)
Inter-segment	731	977		(246)	(25%)
Total Sales	$4,349	$5,210		$(861)	(17%)

Segment Profit
	First Quarter 2020	First Quarter 2019		Change	% Change
Segment Profit	$602	$838		$(236)	(28%)
Segment Profit Margin	13.8%	16.1%	(2.3	pts)

Energy & Transportation’s total sales were $4.349 billion in the first quarter of 2020, a decrease of $861 million, or 17%, compared with $5.210 billion in the first quarter of 2019. Sales declined across all applications and inter-segment engine sales.

▪	Oil and Gas – Sales were lower mainly in North America. The sales decline was largely due to lower demand for reciprocating engines used in gas compression and well servicing.

▪	Power Generation – Sales decreased primarily due to lower sales in Asia/Pacific and North America for both reciprocating engines and turbine-related projects.

▪	Industrial – Sales decreased due to lower demand across all regions.

▪	Transportation – Sales declined in both rail and marine applications.
Energy & Transportation’s profit was $602 million in the first quarter of 2020, a decrease of $236 million, or 28%, compared with $838 million in the first quarter of 2019. The decrease was mostly due to lower sales volume. The decline was partially offset by lower SG&A/R&D expenses and manufacturing costs, both of which were mostly impacted by a reduction in short-term incentive compensation expense and other cost-reduction actions implemented in response to lower sales volumes.

(more)

FINANCIAL PRODUCTS SEGMENT
(Millions of dollars)
Revenues by Geographic Region
	First Quarter 2020	First Quarter 2019	$ Change	% Change
North America	$525	$558	$(33)	(6%)
Latin America	70	70	—	—%
EAME	102	102	—	—%
Asia/Pacific	117	120	(3)	(3%)
Total Revenues	$814	$850	$(36)	(4%)

Segment Profit
	First Quarter 2020	First Quarter 2019	Change	% Change
Segment Profit	$105	$211	$(106)	(50%)

Financial Products’ segment revenues were $814 million in the first quarter of 2020, a decrease of $36 million, or 4%, from the first quarter of 2019. The decrease was primarily due to lower average earning assets in North America.
Financial Products’ segment profit was $105 million in the first quarter of 2020, compared with $211 million in the first quarter of 2019. Most of the decrease was due to an unfavorable impact from equity securities in Insurance Services. Additionally, Cat Financial experienced lower average earning assets. These unfavorable impacts were partially offset by a reduction in SG&A expenses due to lower short-term incentive compensation expense.
At the end of the first quarter of 2020, past dues at Cat Financial were 4.13%, compared with 3.61% at the end of the first quarter of 2019. The increase was primarily due to North America, Asia/Pacific and Mining, partially offset by a decrease in Caterpillar Power Finance. Write-offs, net of recoveries, were $30 million for the first quarter of both 2020 and 2019. As of March 31, 2020, Cat Financial's allowance for credit losses totaled $457 million, or 1.69% of finance receivables, compared with $424 million, or 1.50% of finance receivables, at December 31, 2019. The increase in allowance for credit losses was driven by the forecast of deteriorating economic conditions from the COVID-19 pandemic.
Corporate Items and Eliminations
Expense for corporate items and eliminations was $165 million in the first quarter of 2020, a decrease of $256 million from the first quarter of 2019, primarily due to a favorable change in fair value adjustments related to deferred compensation plans and segment reporting methodology differences.

(more)

Notes

i.	Glossary of terms is included on the Caterpillar website at http://www.caterpillar.com/investors/.

ii.	Information on non-GAAP financial measures is included in the appendix on page 12.

iii.	Some amounts within this report are rounded to the millions or billions and may not add.

iv.
Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 7:30 a.m. Central Time on Tuesday, April 28, 2020, to discuss its 2020 first-quarter results. The accompanying slides will be available before the webcast on the Caterpillar website at

http://www.caterpillar.com/investors/events-and-presentations.
About Caterpillar
Since 1925, Caterpillar Inc. has been helping our customers build a better world – making sustainable progress possible and driving positive change on every continent. With 2019 sales and revenues of $53.8 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Services offered throughout the product life cycle, cutting-edge technology and decades of product expertise set Caterpillar apart, providing exceptional value to help our customers succeed. The company principally operates through three primary segments – Construction Industries, Resource Industries and Energy & Transportation – and provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect on social media, visit caterpillar.com/social-media.
Caterpillar’s latest financial results and outlook are also available online:
http://www.caterpillar.com/en/investors.html
http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)
Caterpillar investor relations contact: Jennifer Driscoll, +1 224-551-4382 or Driscoll_Jennifer@cat.com
Caterpillar media contact: Kate Kenny, +1 224-551-4133 or Kenny_Kate@cat.com
Forward-Looking Statements
Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “forecast,” “target,” “guide,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.
Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; (vi) our ability to develop, produce and market quality products that meet our customers’ needs; (vii) the impact of the highly competitive environment in which we operate on our sales and pricing; (viii) information technology security threats and computer crime; (ix) inventory management decisions and sourcing practices of our dealers and our OEM customers; (x) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xi) union disputes or other employee relations issues; (xii) adverse effects of unexpected events; (xiii) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xiv) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xv) our Financial Products segment’s risks associated with the financial services industry; (xvi) changes in interest rates or market liquidity conditions; (xvii) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xviii) currency fluctuations; (xix) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xx) increased pension plan funding obligations; (xxi) alleged or actual violations of trade or anti-corruption laws and regulations; (xxii) additional tax expense or exposure, including the impact of U.S. tax reform; (xxiii) significant legal proceedings, claims, lawsuits or government investigations; (xxiv) new regulations or changes in financial services regulations; (xxv) compliance with environmental laws and regulations; (xxvi) the duration and geographic spread of, business disruptions caused by, and the overall global economic impact of, the COVID-19 pandemic; and (xxvii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.

(more)

APPENDIX
NON-GAAP FINANCIAL MEASURES
The following definitions are provided for the non-GAAP financial measures. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.
Adjusted Profit
The company believes it is important to separately quantify the profit impact of two significant items in order for the company’s results to be meaningful to readers. These items consist of (i) a remeasurement gain resulting from the settlement of a non-U.S. pension obligation in the first quarter of 2020 and (ii) a discrete tax benefit related to U.S. tax reform in the first quarter of 2019. The company does not consider these items indicative of earnings from ongoing business activities and believes the non-GAAP measure provides investors with useful perspective on underlying business results and trends and aids with assessing the company’s period-over-period results. The company intends to discuss adjusted profit per share for the fourth quarter and full-year 2020, excluding mark-to-market gains or losses for remeasurement of pension and other postemployment benefit plans along with any other discrete items.
Reconciliations of adjusted profit per share to the most directly comparable GAAP measure, diluted profit per share, are as follows:

	First Quarter
	2020	2019
Profit per share	$1.98	$3.25
Per share remeasurement gain of a non-U.S. pension obligation[1]	$(0.38)	$—
Per share U.S. tax reform impact	$—	$(0.31)
Adjusted profit per share	$1.60	$2.94

1 At statutory tax rates.
Note: On March 26, 2020, the company withdrew its previous financial outlook due to the continued global economic uncertainty related to the COVID-19 pandemic.

Machinery, Energy & Transportation
Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of Caterpillar products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. The company also believes this presentation will assist readers in understanding Caterpillar’s business. Pages 13-21 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

(more)

Caterpillar Inc.
Condensed Consolidated Statement of Results of Operations
(Unaudited)
(Dollars in millions except per share data)

	Three Months Ended March 31,
	2020	2019
Sales and revenues:
Sales of Machinery, Energy & Transportation	$9,914	$12,724
Revenues of Financial Products	721	742
Total sales and revenues	10,635	13,466

Operating costs:
Cost of goods sold	7,266	9,003
Selling, general and administrative expenses	1,121	1,319
Research and development expenses	356	435
Interest expense of Financial Products	175	190
Other operating (income) expenses	313	312
Total operating costs	9,231	11,259

Operating profit	1,404	2,207

Interest expense excluding Financial Products	113	103
Other income (expense)	222	160

Consolidated profit before taxes	1,513	2,264

Provision (benefit) for income taxes	425	387
Profit of consolidated companies	1,088	1,877

Equity in profit (loss) of unconsolidated affiliated companies	5	7

Profit of consolidated and affiliated companies	1,093	1,884

Less: Profit (loss) attributable to noncontrolling interests	1	3

Profit [1]	$1,092	$1,881

Profit per common share	$2.00	$3.29
Profit per common share — diluted [2]	$1.98	$3.25

Weighted-average common shares outstanding (millions)
– Basic	546.8	572.4
– Diluted [2]	551.1	578.8

[1]	Profit attributable to common shareholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

(more)

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and short-term investments	$7,123	$8,284
Receivables – trade and other	7,834	8,568
Receivables – finance	9,120	9,336
Prepaid expenses and other current assets	1,761	1,739
Inventories	11,748	11,266
Total current assets	37,586	39,193

Property, plant and equipment – net	12,488	12,904
Long-term receivables – trade and other	1,196	1,193
Long-term receivables – finance	12,021	12,651
Noncurrent deferred and refundable income taxes	1,426	1,411
Intangible assets	1,478	1,565
Goodwill	6,140	6,196
Other assets	3,559	3,340
Total assets	$75,894	$78,453

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery, Energy & Transportation	$—	$5
-- Financial Products	4,789	5,161
Accounts payable	5,769	5,957
Accrued expenses	3,776	3,750
Accrued wages, salaries and employee benefits	878	1,629
Customer advances	1,295	1,187
Dividends payable	—	567
Other current liabilities	2,074	2,155
Long-term debt due within one year:
-- Machinery, Energy & Transportation	143	16
-- Financial Products	7,792	6,194
Total current liabilities	26,516	26,621

Long-term debt due after one year:
-- Machinery, Energy & Transportation	8,998	9,141
-- Financial Products	15,371	17,140
Liability for postemployment benefits	6,333	6,599
Other liabilities	4,437	4,323
Total liabilities	61,655	63,824

Shareholders’ equity
Common stock	6,046	5,935
Treasury stock	(25,341)	(24,217)
Profit employed in the business	35,504	34,437
Accumulated other comprehensive income (loss)	(2,012)	(1,567)
Noncontrolling interests	42	41
Total shareholders’ equity	14,239	14,629
Total liabilities and shareholders’ equity	$75,894	$78,453

(more)

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Three Months Ended March 31,
	2020	2019
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,093	$1,884
Adjustments for non-cash items:
Depreciation and amortization	614	641
Gain on remeasurement of a non-U.S. pension obligation	(254)	—
Provision (benefit) for deferred income taxes	20	(11)
Other	534	88
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	500	(150)
Inventories	(541)	(813)
Accounts payable	90	355
Accrued expenses	(97)	135
Accrued wages, salaries and employee benefits	(722)	(1,185)
Customer advances	116	105
Other assets – net	(50)	(7)
Other liabilities – net	(173)	79
Net cash provided by (used for) operating activities	1,130	1,121
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(305)	(278)
Expenditures for equipment leased to others	(243)	(269)
Proceeds from disposals of leased assets and property, plant and equipment	216	209
Additions to finance receivables	(2,953)	(2,615)
Collections of finance receivables	3,153	2,818
Proceeds from sale of finance receivables	31	44
Investments and acquisitions (net of cash acquired)	(35)	(2)
Proceeds from sale of securities	68	57
Investments in securities	(180)	(107)
Other – net	35	(38)
Net cash provided by (used for) investing activities	(213)	(181)
Cash flow from financing activities:
Dividends paid	(567)	(494)
Common stock issued, including treasury shares reissued	(23)	(5)
Common shares repurchased	(1,043)	(751)
Proceeds from debt issued (original maturities greater than three months)	2,141	2,665
Payments on debt (original maturities greater than three months)	(2,466)	(2,567)
Short-term borrowings – net (original maturities three months or less)	(40)	(522)
Other – net	(1)	(1)
Net cash provided by (used for) financing activities	(1,999)	(1,675)
Effect of exchange rate changes on cash	(80)	3
Increase (decrease) in cash and short-term investments and restricted cash	(1,162)	(732)
Cash and short-term investments and restricted cash at beginning of period	8,292	7,890
Cash and short-term investments and restricted cash at end of period	$7,130	$7,158

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

(more)

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended March 31, 2020
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$9,914	$9,914	$—	$—
Revenues of Financial Products	721	—	830	(109)	[2]
Total sales and revenues	10,635	9,914	830	(109)

Operating costs:
Cost of goods sold	7,266	7,267	—	(1)	[3]
Selling, general and administrative expenses	1,121	940	182	(1)	[3]
Research and development expenses	356	356	—	—
Interest expense of Financial Products	175	—	176	(1)	[4]
Other operating (income) expenses	313	10	320	(17)	[3]
Total operating costs	9,231	8,573	678	(20)

Operating profit	1,404	1,341	152	(89)

Interest expense excluding Financial Products	113	112	—	1	[4]
Other income (expense)	222	179	(47)	90	[5]

Consolidated profit before taxes	1,513	1,408	105	—

Provision (benefit) for income taxes	425	397	28	—
Profit of consolidated companies	1,088	1,011	77	—

Equity in profit (loss) of unconsolidated affiliated companies	5	5	—	—
Equity in profit of Financial Products’ subsidiaries	—	73	—	(73)	[6]

Profit of consolidated and affiliated companies	1,093	1,089	77	(73)

Less: Profit (loss) attributable to noncontrolling interests	1	(3)	4	—

Profit [7]	$1,092	$1,092	$73	$(73)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

(more)

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended March 31, 2019
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,724	$12,724	$—	$—
Revenues of Financial Products	742	—	870	(128)	[2]
Total sales and revenues	13,466	12,724	870	(128)

Operating costs:
Cost of goods sold	9,003	9,003	—	—
Selling, general and administrative expenses	1,319	1,127	192	—
Research and development expenses	435	435	—	—
Interest expense of Financial Products	190	—	200	(10)	[4]
Other operating (income) expenses	312	10	313	(11)	[3]
Total operating costs	11,259	10,575	705	(21)

Operating profit	2,207	2,149	165	(107)

Interest expense excluding Financial Products	103	110	—	(7)	[4]
Other income (expense)	160	19	41	100	[5]

Consolidated profit before taxes	2,264	2,058	206	—

Provision (benefit) for income taxes	387	335	52	—
Profit of consolidated companies	1,877	1,723	154	—

Equity in profit (loss) of unconsolidated affiliated companies	7	7	—	—
Equity in profit of Financial Products’ subsidiaries	—	148	—	(148)	[6]

Profit of consolidated and affiliated companies	1,884	1,878	154	(148)

Less: Profit (loss) attributable to noncontrolling interests	3	(3)	6	—

Profit [7]	$1,881	$1,881	$148	$(148)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

(more)

Caterpillar Inc.
Supplemental Data for Financial Position
At March 31, 2020
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Assets
Current assets:
Cash and short-term investments	$7,123	$6,251	$872	$—
Receivables – trade and other	7,834	2,722	482	4,630	[2,3]
Receivables – finance	9,120	—	13,886	(4,766)	[3]
Prepaid expenses and other current assets	1,761	1,237	555	(31)	[4]
Inventories	11,748	11,748	—	—
Total current assets	37,586	21,958	15,795	(167)

Property, plant and equipment – net	12,488	8,385	4,103	—
Long-term receivables – trade and other	1,196	268	266	662	[2,3]
Long-term receivables – finance	12,021	—	12,694	(673)	[3]
Investments in Financial Products subsidiaries	—	3,999	—	(3,999)	[5]
Noncurrent deferred and refundable income taxes	1,426	1,975	96	(645)	[6]
Intangible assets	1,478	1,478	—	—
Goodwill	6,140	6,140	—	—
Other assets	3,559	2,048	1,610	(99)	[7]
Total assets	$75,894	$46,251	$34,564	$(4,921)

Liabilities
Current liabilities:
Short-term borrowings	$4,789	$—	$4,789	$—
Short-term borrowings with consolidated companies	—	—	—	—
Accounts payable	5,769	5,672	233	(136)	[9]
Accrued expenses	3,776	3,426	350	—
Accrued wages, salaries and employee benefits	878	862	16	—
Customer advances	1,295	1,295	—	—
Dividends payable	—	—	—	—
Other current liabilities	2,074	1,500	626	(52)	[6,10]
Long-term debt due within one year	7,935	143	7,792	—
Total current liabilities	26,516	12,898	13,806	(188)

Long-term debt due after one year	24,369	9,009	15,371	(11)	[8]
Liability for postemployment benefits	6,333	6,332	1	—
Other liabilities	4,437	3,773	1,387	(723)	[6]
Total liabilities	61,655	32,012	30,565	(922)

Shareholders’ equity
Common stock	6,046	6,046	919	(919)	[5]
Treasury stock	(25,341)	(25,341)	—	—
Profit employed in the business	35,504	35,504	4,057	(4,057)	[5]
Accumulated other comprehensive income (loss)	(2,012)	(2,012)	(1,152)	1,152	[5]
Noncontrolling interests	42	42	175	(175)	[5]
Total shareholders’ equity	14,239	14,239	3,999	(3,999)
Total liabilities and shareholders’ equity	$75,894	$46,251	$34,564	$(4,921)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of receivables between Machinery, Energy & Transportation and Financial Products.
[3]	Reclassification of Machinery, Energy & Transportation’s trade receivables purchased by Financial Products and Financial Products’ wholesale inventory receivables.
[4]	Elimination of Machinery, Energy & Transportation’s insurance premiums that are prepaid to Financial Products.
[5]	Elimination of Financial Products’ equity which is accounted for by Machinery, Energy & Transportation on the equity basis.
[6]	Reclassification reflecting required netting of deferred tax assets / liabilities by taxing jurisdiction.
[7]	Elimination of other intercompany assets between Machinery, Energy & Transportation and Financial Products.
[8]	Elimination of debt between Machinery, Energy & Transportation and Financial Products.
[9]	Elimination of payables between Machinery, Energy & Transportation and Financial Products.
[10]	Elimination of prepaid insurance in Financial Products’ other liabilities.

(more)

Caterpillar Inc.
Supplemental Data for Financial Position
At December 31, 2019
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Assets
Current assets:
Cash and short-term investments	$8,284	$7,299	$985	$—
Receivables – trade and other	8,568	3,737	451	4,380	[2,3]
Receivables – finance	9,336	—	14,489	(5,153)	[3]
Prepaid expenses and other current assets	1,739	1,290	529	(80)	[4]
Inventories	11,266	11,266	—	—
Total current assets	39,193	23,592	16,454	(853)

Property, plant and equipment – net	12,904	8,606	4,298	—
Long-term receivables – trade and other	1,193	348	152	693	[2,3]
Long-term receivables – finance	12,651	—	13,354	(703)	[3]
Investments in Financial Products subsidiaries	—	4,260	—	(4,260)	[5]
Noncurrent deferred and refundable income taxes	1,411	2,002	117	(708)	[6]
Intangible assets	1,565	1,565	—	—
Goodwill	6,196	6,196	—	—
Other assets	3,340	1,868	1,572	(100)	[7]
Total assets	$78,453	$48,437	$35,947	$(5,931)

Liabilities
Current liabilities:
Short-term borrowings	$5,166	$5	$5,161	$—
Short-term borrowings with consolidated companies	—	—	600	(600)	[8]
Accounts payable	5,957	5,918	212	(173)	[9]
Accrued expenses	3,750	3,415	335	—
Accrued wages, salaries and employee benefits	1,629	1,580	49	—
Customer advances	1,187	1,187	—	—
Dividends payable	567	567	—	—
Other current liabilities	2,155	1,689	566	(100)	[6,10]
Long-term debt due within one year	6,210	16	6,194	—
Total current liabilities	26,621	14,377	13,117	(873)

Long-term debt due after one year	26,281	9,151	17,140	(10)	[8]
Liability for postemployment benefits	6,599	6,599	—	—
Other liabilities	4,323	3,681	1,430	(788)	[6]
Total liabilities	63,824	33,808	31,687	(1,671)

Shareholders’ equity
Common stock	5,935	5,935	919	(919)	[5]
Treasury stock	(24,217)	(24,217)	—	—
Profit employed in the business	34,437	34,437	3,997	(3,997)	[5]
Accumulated other comprehensive income (loss)	(1,567)	(1,567)	(828)	828	[5]
Noncontrolling interests	41	41	172	(172)	[5]
Total shareholders’ equity	14,629	14,629	4,260	(4,260)
Total liabilities and shareholders’ equity	$78,453	$48,437	$35,947	$(5,931)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of receivables between Machinery, Energy & Transportation and Financial Products.
[3]	Reclassification of Machinery, Energy & Transportation’s trade receivables purchased by Financial Products and Financial Products’ wholesale inventory receivables.
[4]	Elimination of Machinery, Energy & Transportation’s insurance premiums that are prepaid to Financial Products.
[5]	Elimination of Financial Products’ equity which is accounted for by Machinery, Energy & Transportation on the equity basis.
[6]	Reclassification reflecting required netting of deferred tax assets / liabilities by taxing jurisdiction.
[7]	Elimination of other intercompany assets between Machinery, Energy & Transportation and Financial Products.
[8]	Elimination of debt between Machinery, Energy & Transportation and Financial Products.
[9]	Elimination of payables between Machinery, Energy & Transportation and Financial Products.
[10]	Elimination of prepaid insurance in Financial Products’ other liabilities.

(more)

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Three Months Ended March 31, 2020
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,093	$1,089	$77	$(73)	[2]
Adjustments for non-cash items:
Depreciation and amortization	614	402	212	—
Undistributed profit of Financial Products	—	(73)	—	73	[3]
Gain on remeasurement of a non-U.S. pension obligation	(254)	(254)	—	—
Provision (benefit) for deferred income taxes	20	75	(55)	—
Other	534	249	170	115	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	500	328	(56)	228	[4,5]
Inventories	(541)	(538)	—	(3)	[4]
Accounts payable	90	2	51	37	[4]
Accrued expenses	(97)	(105)	8	—
Accrued wages, salaries and employee benefits	(722)	(689)	(33)	—
Customer advances	116	116	—	—
Other assets – net	(50)	15	(16)	(49)	[4]
Other liabilities – net	(173)	(299)	73	53	[4]
Net cash provided by (used for) operating activities	1,130	318	431	381
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(305)	(304)	(1)	—
Expenditures for equipment leased to others	(243)	2	(249)	4	[4]
Proceeds from disposals of leased assets and property, plant and equipment	216	61	156	(1)	[4]
Additions to finance receivables	(2,953)	—	(3,213)	260	[5]
Collections of finance receivables	3,153	—	3,421	(268)	[5]
Net intercompany purchased receivables	—	—	376	(376)	[5]
Proceeds from sale of finance receivables	31	—	31	—
Net intercompany borrowings	—	599	1	(600)	[6]
Investments and acquisitions (net of cash acquired)	(35)	(35)	—	—
Proceeds from sale of securities	68	6	62	—
Investments in securities	(180)	(5)	(175)	—
Other – net	35	—	35	—
Net cash provided by (used for) investing activities	(213)	324	444	(981)
Cash flow from financing activities:
Dividends paid	(567)	(567)	—	—
Common stock issued, including treasury shares reissued	(23)	(23)	—	—
Common shares repurchased	(1,043)	(1,043)	—	—
Net intercompany borrowings	—	(1)	(599)	600	[6]
Proceeds from debt issued > 90 days	2,141	15	2,126	—
Payments on debt > 90 days	(2,466)	(6)	(2,460)	—
Short-term borrowings – net < 90 days	(40)	(5)	(35)	—
Other – net	(1)	(1)	—	—
Net cash provided by (used for) financing activities	(1,999)	(1,631)	(968)	600
Effect of exchange rate changes on cash	(80)	(59)	(21)	—
Increase (decrease) in cash and short-term investments and restricted cash	(1,162)	(1,048)	(114)	—
Cash and short-term investments and restricted cash at beginning of period	8,292	7,302	990	—
Cash and short-term investments and restricted cash at end of period	$7,130	$6,254	$876	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products' cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

(more)

Caterpillar Inc.
Supplemental Data for Cash Flow
For the Three Months Ended March 31, 2019
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,884	$1,878	$154	$(148)	[2]
Adjustments for non-cash items:
Depreciation and amortization	641	424	217	—
Undistributed profit of Financial Products	—	(148)	—	148	[3]
Provision (benefit) for deferred income taxes	(11)	14	(25)	—
Other	88	49	(59)	98	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	(150)	75	(24)	(201)	[4,5]
Inventories	(813)	(818)	—	5	[4]
Accounts payable	355	336	12	7	[4]
Accrued expenses	135	124	11	—
Accrued wages, salaries and employee benefits	(1,185)	(1,177)	(8)	—
Customer advances	105	105	—	—
Other assets – net	(7)	(6)	37	(38)	[4]
Other liabilities – net	79	4	35	40	[4]
Net cash provided by (used for) operating activities	1,121	860	350	(89)
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(278)	(274)	(4)	—
Expenditures for equipment leased to others	(269)	(23)	(247)	1	[4]
Proceeds from disposals of leased assets and property, plant and equipment	209	26	189	(6)	[4]
Additions to finance receivables	(2,615)	—	(2,971)	356	[5]
Collections of finance receivables	2,818	—	3,096	(278)	[5]
Net intercompany purchased receivables	—	—	(16)	16	[5]
Proceeds from sale of finance receivables	44	—	44	—
Net intercompany borrowings	—	63	—	(63)	[6]
Investments and acquisitions (net of cash acquired)	(2)	(2)	—	—
Proceeds from sale of securities	57	4	53	—
Investments in securities	(107)	(7)	(100)	—
Other – net	(38)	(13)	(25)	—
Net cash provided by (used for) investing activities	(181)	(226)	19	26
Cash flow from financing activities:
Dividends paid	(494)	(494)	—	—
Common stock issued, including treasury shares reissued	(5)	(5)	—	—
Common shares repurchased	(751)	(751)	—	—
Net intercompany borrowings	—	—	(63)	63	[6]
Proceeds from debt issued > 90 days	2,665	—	2,665	—
Payments on debt > 90 days	(2,567)	(2)	(2,565)	—
Short-term borrowings – net < 90 days	(522)	4	(526)	—
Other – net	(1)	(1)	—	—
Net cash provided by (used for) financing activities	(1,675)	(1,249)	(489)	63
Effect of exchange rate changes on cash	3	5	(2)	—
Increase (decrease) in cash and short-term investments and restricted cash	(732)	(610)	(122)	—
Cash and short-term investments and restricted cash at beginning of period	7,890	6,994	896	—
Cash and short-term investments and restricted cash at end of period	$7,158	$6,384	$774	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustment and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

#